Exhibit 99.1
For more information, contact:
Timothy Rogers
Chief Financial Officer
Technology Solutions Company
312.228.4500
timothy_rogers@techsol.com
Technology Solutions Company Announces Hiring Vice President, Software Development
CHICAGO, October 24, 2008 — Technology Solutions Company (TSC) (Nasdaq: TSCC), a software and services company, today, announced the hiring of Maqbool Patel, Ph.D., as Vice President, Software Development, focused on expanding TSC’s software portfolio of intellectual property and creating additional value for its customers, employees, and shareholders.
In his new role, Dr. Patel will be responsible for the continued development of the Company’s Blue Ocean and data migration products. Dr. Patel has over 16 years of industry experience in healthcare and software development, including most recently assisting TSC in the development of the company’s software efforts in his role as Principal at CircleSource. Dr. Patel’s previous employments include Vice President of Engineering at Emageon and Senior Software Engineer at General Electric. Dr. Patel received his Bachelors and Masters in Science in Electrical and Computer Engineering from Indian Electrical Engineering from the Indian Institute of Science, Bangalore, India. In addition, he received his Ph.D. in Computer Engineering from Drexel University.
Consistent with the company’s philosophy of aligning the interests of its management with those of its stockholders, TSC granted Dr. Patel inducement stock option awards for an aggregate of 25,000 shares of TSC’s common stock that will vest over three years. These awards constitute inducement awards under NASDAQ Marketplace Rule 4350.
About Technology Solutions Company
Technology Solutions Company (TSC) is a software and services firm providing business solutions that partner with clients to expose and leverage opportunities that create, deliver, visualize and sustain customer value. Our outside-in, fact-based approach quantifies value through the eyes of our client’s customers, unleashing the potential for profit and growth. TSC serves the healthcare and manufacturing industries through tailored business solutions that deliver extraordinarily rapid and guaranteed results. For more information, please visit: www.techsol.com.
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